UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Section 240.14a-12

AQUILA, INC.
(Name of Registrant as Specified In Its Charter)

PIRATE CAPITAL LLC
JOLLY ROGER FUND LP
JOLLY ROGER OFFSHORE FUND LTD
 JOLLY ROGER ACTIVIST PORTFOLIO COMPANY LTD
THOMAS R. HUDSON JR.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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	1)	Title of each class of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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On April 16, 2007, Pirate Capital LLC (“Pirate Capital”) revised its website with respect to the previously announced proposed acquisition of Aquila, Inc. (the “Company”). A copy of the revised website is attached as Exhibit A. On April 16, 2007, Pirate Capital also filed a class action lawsuit against the Board of Directors of the Company. Pirate Capital alleges breaches of fiduciary duties related to the process and structure of the proposed transaction with Great Plains Energy, Inc. (“Great Plains”), as well as conflicts of interest. A copy of the complaint is attached as Exhibit B. In addition, on April 16, 2007, Pirate Capital issued a press release with respect to the foregoing matters. A copy of the press release is attached as Exhibit C.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY PIRATE CAPITAL, MR. HUDSON AND THE FUNDS (AS DEFINED BELOW) FROM THE STOCKHOLDERS OF AQUILA FOR USE AT ITS STOCKHOLDERS MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO PIRATE CAPITAL, MR. HUDSON AND THE FUNDS IN CONNECTION WITH ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT, A FORM OF PROXY AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES, WHICH MAY BE MAILED TO STOCKHOLDERS OF AQUILA, WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING US AT PIRATE CAPITAL LLC, 200 CONNECTICUT AVENUE, NORWALK, CT 06854, PHONE NO. (203) 854-1100.

Jolly Roger Fund LP (the “Fund”) is the beneficial owner of 42,595 shares of common stock (“Shares”) of Aquila. Pirate Capital is the general partner of the Fund. By virtue of its position as general partner of the Fund, Pirate Capital has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 42,595 Shares held by the Fund. By virtue of agreements with Jolly Roger Offshore Fund LTD (the “Offshore Fund”) and Jolly Roger Activist Portfolio Company LTD (the “Activist Fund”, and together with the Fund and the Offshore Fund, the "Funds"), Pirate Capital has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 17,514,375 Shares held by the Offshore Fund and the Activist Fund. By virtue of his position as sole Manager of Pirate Capital, Thomas R. Hudson Jr. is deemed to have shared voting power and shared dispositive power with respect to all Shares as to which Pirate Capital has voting power or dispositive power. Accordingly, Pirate Capital and Mr. Hudson are deemed to have shared voting and shared dispositive power with respect to an aggregate of 17,556,970 Shares, constituting approximately 4.7% of the Shares outstanding. Decisions to buy or sell securities for the Funds are based on a variety of factors, including assessments of individual securities, the individual portfolios and the market as a whole.  Thus the Funds may sell some or all of their holdings of particular securities, including the Shares at any time.  The Funds also may add to their existing holdings of securities or acquire different securities at any time. Pirate Capital has filed a class action lawsuit against the Company, the members of the Company’s Board of Directors and Great Plains alleging, among other things, that the defendants breached their fiduciary duties in connection with the recently announced transaction with Great Plains. The principal address of each of Mr. Hudson, Pirate Capital and the Funds is 200 Connecticut Avenue, 4th Floor, Norwalk, Connecticut 06854.

Exhibit A - Revised website pages of Pirate Capital launched April 16, 2007

Exhibit B - Complaint of Pirate Capital filed April 16, 2007

Exhibit C - Press Release of Pirate Capital issued April 16, 2007

Exhibit A

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PRESENTATION
CLASS ACTION COMPLAINT

Joseph Sonnenberg

I have already told Rick Green, by e-mail, that I will reject the deal as presently formulated.
Can you send me a hard copy of your analysis, so I can pursue it in depth? I can vote 90,000 shares. I am interested in a stand alone company with salaries appropriate with the new smaller size. The overhead is currently too high. I believe a smaller ILA can be a profitable company, capable of paying dividends. I am not opposed to the purchase of Black Hills Corporation of certain of the assets, but I am opposed to the sale of ILA to Great Plains Energy at the low price that has been proposed.

Number of shares owned: 90,000

John Richards

I am outraged at the way Mr. Green is selling off the company. I have owned this stock for over 10 years now and expected a sale at a later date, since I will be taking a HUGE loss if they try and sell at the undervalued price of $4.54. I planned that a sale would take place and the sale price would have been in the $5.50 to $6.00 range. I believe that Green has milked the company over the past several years. His brother and mother bailed out early in 2002 when the stock tanked to avoid any further embarrassment. I know that there are many other stockholders like myself who will be facing Huge losses if this sale goes through, & I will vote my 800+ shares against the sale. I sure hope that there are many more people like me who share the same option and I'll vote NO on the sale.

Number of shares owned: 855

Patricia E. Fox

I am opposed to the sale of AQUILA assets. Several years ago, I purchased my shares as part of my retirement planning then watched as the company slowly slid downhill and stopped paying dividends. Apparently, the people running the unregulated businesses ran amuck but were very well paid. If current management wants to jump ship, replace them with people who have the shareholders' interest at heart. Thank you.

Number of shares owned: 847

Pat Purcell

I am a small shareholder (4,800 shares). But, being from the Kansas City area, I know a number of shareholders. No one I have spoken to supports this sale. Unless the pathetic management or the equally pathetic BOD control the majority of stock, I don't see how the sale will be approved.

Paul F Kassebaum

Thomas Hudson:
Thanks for your letter to ILA management. I liked it and it was to the point. In my opinion the sale is a self serving deal for management and a screw job for shareholders. Unless of course company is in such bad shape they would go out without a sale. You are in a much better position than I to determine that I will trust your judgement. My humble votes with 2,000 shares are at your disposal.
Thanks in advance
Paul F Kassebaum

Jimmy Fang

Dear Sir or Madam at Pirate Capital,
Please be advised that I hold just around 17,880 shares of ILA. Although this is a tiny amount in your world, I would like to emphasize that I am on board with my small amount of votes if you decide to gather shareholders, to oppose the horrible deal the Greens negotiated.
Thanks,
Jimmy Fang

Phil Moss

I own 25,000 shares and will vote against the transaction. If you invite communications from other holders I am sure you will get a lot of support for your position. With support in hand you can put pressure on GXP to sweeten the deal. Thanks for your analysis dated April 4, 2006.
Sincerely,
Phil Moss

Emails sent to Mr. Green:

Alan Benson Brown

Dear Mr. Green:
As the beneficial owner of 11,800 shares I want you to know that I am dead set against the sale of ILA at anywhere close to the price you and the board agreed on. I hate to say this, but it is beginning to appear to me that, at best, your recent decisions concerning the future of ILA are not in the best interest of current shareholders.
Sincerely,

William McGrath
[To Rick Green]:
As a holder of 2000 shares I feel that this deal as constituted is an immoral enrichment of a deficient management at shareholder expense. Convince me otherwise.
William McGrath

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THE INFORMATION CONTAINED HEREIN SPECIFICALLY ATTRIBUTED TO PIRATE HAS BEEN PREPARED IN GOOD FAITH FOR GENERAL INFORMATION PURPOSES ONLY. ALL COMMENTS NOT SPECIFICALLY ATTRIBUTED TO PIRATE WERE PREPARED BY THE USER TO WHOM SUCH COMMENT IS ATTRIBUTED AND HAS NOT BEEN EDITED OR OTHERWISE MODIFIED BY PIRATE AND WERE MADE AS OF THEIR RESPECTIVE PUBLICATION DATE. BY PROVIDING THIS SITE, PIRATE DOES NOT AND SHALL NOT BE DEEMED TO BE RESPONSIBLE FOR THE CONTENT, VERACITY, ACCURACY OR COMPLETENESS OF ANY COMMENTS OR FOR THE OPINIONS OR VIEWS EXPRESSED THEREIN EXCEPT AS SPECIFICALLY ATTRIBUTED TO PIRATE. PIRATE EXPRESSLY DISCLAIMS ANY REPRESENTATION AS TO THE ACCURACY, VERACITY OR COMPLETENESS OF ANY STATEMENT, COMMENT, OPINION OR VIEWS EXPRESSED ON THE SITE BY ANY PERSON OTHER THAN PIRATE. PIRATE ASSUMES NO RESPONSIBILITY TO UPDATE OR SUPPLEMENT ANY STATEMENTS TO REFLECT SUBSEQUENT DEVELOPMENTS. EXCEPT AS SPECIFICALLY INDICATED HEREIN, PIRATE HAS NO ARRANGEMENT WITH AND IS NOT AFFILIATED WITH ANY USER OF THE SITE. YOU SHOULD BE AWARE THAT THE INFORMATION CONTAINED ON THE SITE MAY BE INCOMPLETE, MAY CONTAIN INACCURACIES OR TYPOGRAPHICAL OR OTHER ERRORS OR MAY HAVE BECOME OUT OF DATE. NOTHING CONTAINED ON THIS SITE SHALL CONSTITUTE AN INVITATION TO INVEST IN AQUILA OR ANY OF ITS AFFILIATES.

Exhibit B

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN AND FOR NEW CASTLE COUNTY
x
JOLLY ROGER FUND LP, JOLLY ROGER OFFSHORE FUND LTD., JOLLY ROGER ACTIVIST FUND LP, and JOLLY ROGER ACTIVIST FUND LTD., Individually And On Behalf Of All Others Similarly Situated,

Plaintiffs,
- against -

AQUILA, INC., RICHARD C. GREEN, HERMAN CAIN, MICHAEL M. CROW, IRVINE O. HOCKADAY, JR., HEIDI E. HUTTER, STANLEY O. IKENBERRY, PATRICK J. LYNCH and NICHOLAS J. SINGER,

Defendants.
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Civil Action No.
x

CLASS ACTION COMPLAINT

Plaintiffs, by their attorneys, for their complaint against defendants, alleges upon personal knowledge to those allegations which pertain to plaintiffs, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

1. This is a stockholders’ class action on behalf of the public stockholders of Aquila, Inc. (“Aquila” or the “Company”) to enjoin the proposed acquisition of the publicly owned shares of Aquila common stock by Great Plains Energy, Inc. (“GXP”).

THE PARTIES

2. Plaintiffs are and have been at all relevant times the owners of over 17 million shares of Aquila common stock.

3. Aquila is a corporation organized and existing under the laws of the State of Delaware headquartered at 20 West Ninth Street, Kansas City, MO. Aquila operates electric and gas distribution networks in the United States, Canada, Australia and the United Kingdom. Aquila’s shares trade on the New York Stock Exchange under the symbol “ILA”. As of February 23, 2007, Aquila had over 374.6 million shares of common stock outstanding.

4. Defendant Richard C. Green (“Green”) has been a director of Aquila since 1982. He has served as chairman of the board of directors since 1989, and president and chief executive officer since October 2002. Green previously served as chief executive officer from 1996 through 2001, and president and chief executive officer from 1985 to 1996.

5. Defendant Herman Cain (“Cain”) has been a director of Aquila since 1992.

6. Defendant Michael M. Crow (Crow”) has been a director of Aquila since 2003.

7. Defendant Irvine O. Hockaday, Jr. (“Hockaday”) has been a director of Aquila since 1995.

8. Defendant Heidi E. Hutter (“Hutter”) has been a director of Aquila since 2002.

9. Defendant Stanley O. Ikenberry (“Ikenberry”) has been a director of Aquila since 1993.

10. Defendant Patrick J. Lynch (“Lynch”) has been a director of Aquila since 2004.

11. Defendant Nicholas J. Singer (“Singer”) has been a director of Aquila since May 2005.

12. The individual defendants named in paragraphs 4-11 above (the “Individual Defendants”), as officers and/or directors of the Company, owe the highest fiduciary duties of good faith, loyalty, fair dealing, due care, and candor to Plaintiffs and the other members of the Class (as defined below).

CLASS ACTION ALLEGATIONS

13. Plaintiffs bring this action pursuant to Court of Chancery Rule 23, individually and on behalf of all other stockholders of the Company (except the defendants herein and any persons, firm, trust, corporation, or other entity related to or affiliated with them and their successors in interest), who are or will be threatened with injury arising from defendants’ actions, as more fully described herein (the “Class”).

14. This action is properly maintainable as a class action for the following reasons:

(a) The Class is so numerous that joinder of all members is impracticable. As of February 2007, there were hundreds of holders of record of Aquila common stock and likely many more beneficial owners.

(b) There are questions of law and fact which are common to the Class including, inter alia, the following:

(i) whether the Defendants have fulfilled, and are capable of fulfilling, their fiduciary duties to Plaintiffs and the other members of the Class, including their duties of entire fairness, fair dealing, loyalty, due care, and candor;

(ii) whether the Defendants have disclosed all material facts in connection with the challenged Transaction; and

(iii) whether Plaintiffs and the other members of the Class would be irreparably damaged if the Defendants are not enjoined from the conduct described herein.

15. The claims of Plaintiffs are typical of the claims of the other members of the Class in that all members of the Class will be damaged alike by the wrongs complained of herein.

16. Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. Plaintiffs are adequate representatives of the Class.

17. Defendants have acted and will continue to act on grounds generally applicable to the Class, thereby making appropriate final injunctive or corresponding declaratory relief with respect to the Class as a whole.

BACKGROUND AND SUBSTANTIVE ALLEGATIONS

18. Aquila began in 1940 as Missouri Public Service, a utility company purchased by defendant Green’s grandfather.

19. However, Aquila got caught up in the Enron bankruptcy which triggered increased credit requirements for the Company and led to the collapse of Aquila’s energy-trading business, contributing to $2.9 billion in losses in the following four years. Three Aquila employees pled guilty in August 2006 to federal charges that they submitted false natural gas trade reports to industry publications between 1999-2005. Defendant Green caused Aquila to sell $3.6 billion in assets since 2002 to raise cash to pay debt.

20. In connection with its restructuring efforts, Aquila undertook a strategic review in the beginning of 2006, with the assistance of Blackstone Group and Lehman Bros., advisors to the Aquila Board of Directors (“Board”) and Evercore, advisor to Aquila’s outside directors.

21. Following this strategic review, the Board determined that a “targeted” auction process be undertaken, and instructed that their financial advisors contact nine parties consisting of seven strategic buyers and two financial buyers. Ultimately, in August, 2006, Aquila received five preliminary bids, ranging from $4.15 to $5 per share.

22. Following due diligence, only GXP submitted a final bid. GXP requested that Aquila enter into an exclusivity agreement in order to finalize the terms of any possible deal. Thus, from November, 2006 until February 7, 2007, Aquila and GXP had such an exclusivity arrangement.

23. On February 7, 2007, Aquila announced it had entered into a definitive agreement with GXP pursuant to which GXP will acquire all the outstanding shares of the Company for $1.80 in cash plus 0.0856 GXP share for each share of Aquila common stock (the “Transaction”).

24. Prior to GXP’s acquisition of Aquila, Black Hills Corporation (“Black Hills”) will acquire certain utilities from Aquila in Colorado, Kansas, Nebraska and Iowa for $940 million. The Transaction is conditioned upon the Black Hills acquisition.

25. The Transaction is valued at approximately $1.7 billion, or $4.54 per share, based on GXP’s closing stock price on February 6, 2007. GXP is also assuming approximately $1 billion of Aquila’s debt.

26. The price in the Transaction does not represent a premium for Aquila stockholders and is a discount to Aquila’s February 6, 2007 closing price of $4.67 per share.

27. After the Transaction was announced, Aquila management announced that it anticipated substantial EBITDA growth through 2012, indicating that the Transaction price undervalues Aquila.

28. Moreover, after years of targeted divestitures and Aquila management’s own positive assessment for the Company’s future, the Transaction is premature, and fails to adequately compensate Aquila’s shareholders.

29. Implementation of alternatives to the Transaction, including sale of certain assets to a third party, formation of a holding company structure, deleveraging and initiating a common stock dividend, could result in a realization of a share price between $5 - $5.50, on a present value basis.

30. Following the announcement of the Transaction, Aquila stock fell from $4.67 to close at $4.21 per share on February 8, 2007. The stock currently trades at approximately $4.28 per share.

31. Each of the Aquila’s financial advisors had every incentive to “get the deal done” with GXP. According to the terms of the engagement letters entered into between Aquila and Blackstone and Lehman, these advisors stand to reap an estimated $11.3 million success fee, 20% of which was payable upon the announcement of the merger, 20% of which is payable upon receipt of Aquila shareholder approval, and 60% of which is payable upon closing of the merger. In addition, Evercore will receive $3.3 million, $1.5 million paid upon issuance of the fairness opinion, and the balance payable upon the closing of the merger.

32. The bidding process was fraught with conflicts. Had buyers known from the outset that Aquila was willing to be sold in pieces, as in this Transaction, the number of available buyers, and the prices paid in those sales, would have increased dramatically. However, undertaking the sale process in this “targeted” fashion rendered the process indelibly skewed.

33. The sale process, characterized by defendant Green as “robust”, was flawed. Initially, it appears to have been designed to sell the Company as a whole. Only 9 bidders were identified and contacted. Of the 9, only 2 financial parties were contacted, despite the fact that at least 6 financial parties made bids for utilities in recent years. Moreover, only 7 strategic bidders were solicited, despite industry-wide consolidation internationally. When these 9 parties began dropping out, leaving only GXP as an available bidder. The process could not provide the best available value for Aquila’s shareholders.

34. By pursuing a flawed process to an agreement, Defendants have artificially depressed the value of Aquila’s stock (as clearly illustrated by its immediate drop after the announcement of the Transaction), thereby depriving Plaintiffs and the Class of the right to receive the maximum value for their shares.

35. Defendants’ agreement to the Transaction will ensure the continued positions of certain officers and directors within the Company but deprive the Company’s public shareholders of the true value that an auction or liquidation would provide. According to published reports, defendant Green will remain as an officer of the Company. In addition, he will receive a “change-of-control” payment equal to three times his base pay (which in 2005 was $990,000). Officer Keith Stamm (“Stamm”) who entered into a severance agreement on March 16, 2007, will receive an additional cash payment of $450,000 on May 4, 2007 representing “variable compensation” equal to two times his 2007 market target bonus and an additional payment of $103,810 on May 4, 2007 for “incidental” severance items, totaling almost $1.5 million. Additional Aquila executives will receive “change-of-control” payments equal to two times their base salary.

36. Defendants owe fundamental fiduciary obligations to Aquila’s stockholders to take all necessary and appropriate steps to maximize the value of their shares. In addition, the Director Defendants have the responsibility to act independently so that the interests of the Company’s public stockholders will be protected and to consider properly all bona fide offers for the Company and to reject offers that are clearly not in the interest of shareholders. Further, the directors of Aquila must adequately ensure that no conflict of interest exists between the Individual Defendants’ own interests and their fiduciary obligations to maximize stockholder value or, if such conflict exists, to ensure that all such conflicts will be resolved in the best interests of the Company’s stockholders.

37. Because the Individual Defendants dominate and control the business and corporate affairs of Aquila and because they are in possession of private corporate information concerning Aquila’s assets, businesses and future prospects, there exists an imbalance and disparity of knowledge of economic power between defendants and the public stockholders of Aquila. This discrepancy makes it grossly and inherently unfair for defendants to entrench themselves at the expense of Aquila’s stockholders.

38. The Individual Defendants have breached their fiduciary and other common law duties owed to plaintiffs and other members of the Class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the Class.

39. The consideration to be paid to Class members in the Transaction is unfair, and grossly inadequate because, among other things, the intrinsic value of Aquila’s common stock is materially in excess of the amount offered for those securities in the proposed acquisition given the stock’s current trading price and the Company’s prospects for future growth and earnings. The price in the Transaction does not reflect the inherent value of the Company as evidenced by the last 52 week valuations. For example, on December 27, 2006, the stock traded at $4.78, far in excess of the current offer price. Since the Transaction will result in a change of control at Aquila, the Individual Defendants have a fiduciary duty to maximize the price the Class members receive for their shares. The Defendants, in agreeing to sell Aquila for grossly inadequate consideration, have breached their fiduciary obligations.

40. Under customary financial analyses utilized by the investment community, Aquila stock is valued at up to $6 per share.

41. For example, utilizing a premiums paid analysis based upon recent transactions in 2006, including the acquisition of People Energy Corp., Duquesne Light Holdings and NorthWestern Corp., and applying corresponding percentages for a one day, one week and four week period implies an equity range for Aquila stock between $4.91 - $6.01 per share.

42. The Individual Defendants breached their fiduciary duties of due care, and good faith by:

(a) Approving the Transaction without fully exploring other alternatives or indeed, the unexplored interest of other competitors in the industry;

(b) Entering into the Transaction at a time when Aquila appears to be poised for growth over the next few years after an extensive restructuring effort without considering all possible strategic alternatives, including whether maintaining the status quo would be the best available alternative at this time for Aquila’s stockholders; and

(c) Failing to negotiate an appropriate price for the Company which adequately compensates the Company’s stockholders for their loss of the Company’s future anticipated growth.

Interests Of The Individual Defendants

43. In this Transaction, defendant Green and other Aquila executives have conflicting interests to those of Aquila stockholders. In particular, the Transaction triggers certain change in control severance agreements, restricted stock agreements, bonus plans, an accelerated vestment of certain options, and other benefits which these executives will receive if the Transaction is approved, pursuant to new agreements with GXP which supersede those agreements originally entered into by the executives and the Company.

44. As a result of the foregoing, the majority of the Board have failed to act in good faith or with due care in approving the Transaction, which will benefit Green and other members of Aquila management.

45. Critical information has been withheld from Aquila shareholders and from potentially interested financial buyers for the Company, including the fact that during a meeting between rating agency Standard & Poors (“S&P”) and Aquila management, S&P indicated that if Aquila completed a rate case and placed cash funds in escrow (which would result in defeasance of certain high interest debt instruments), Aquila would be upgraded by S&P to investment grade rating in early 2008, as the high interest debt would be calculated at a lower effective rate and the escrow cash would still be included as cash on hand.

46. The Individual Defendants abdicated their fiduciary duties to Aquila’s stockholders by agreeing to the Transaction to benefit Green and other officers of the Company.

CLAIM FOR BREACH OF FIDUCIARY DUTIES

47. Plaintiffs repeat and reallege each allegation set forth herein.

48. The defendants are violating their fiduciary duties of care, loyalty and good faith owed to the public shareholders of Aquila and are acting to put their personal interests, or those of their colleagues, ahead of the interests of Aquila shareholders.

49. By the acts, transaction and courses of conduct alleged herein, defendants are attempting to unfairly deprive Plaintiffs and other members of the Class of the true value of their investment in Aquila.

50. By entering into the Transaction with GXP, defendants have initiated a process to sell the Company which imposes heightened fiduciary responsibilities and requires enhanced scrutiny by the Court. However, the terms of the Transaction were arrived at without a full and thorough investigation by the Board of other strategic alternatives and which terms are unfair and inadequate to Aquila’s shareholders.

51. The Individual Defendants failed to make an informed decision and considered only their own interests, or those of their colleagues, over that of the public shareholders. In agreeing to the Transaction, the defendants failed to properly inform themselves of Aquila’s best alternative and its highest transactional value.

52. The Individual Defendants have violated their fiduciary duties owed to Aquila’s shareholders by agreeing to the terms of the Transaction, not properly shopping the Company, failing to make material information available to potential buyers, and acting to conclude the Transaction, which demonstrates a lack of good faith, due care and loyalty to the detriment of Aquila’s shareholders.

53. The Board failed to act in good faith and with due care in approving the Transaction so that Green and other members of Aquila management could receive valuable perquisites in the Transaction. Similarly defendant Green breached his duty of loyalty by approving the Transaction which includes his financial package.

54. In these circumstances, the Individual Defendants must, as their fiduciary obligations require:

(a) undertake an appropriate evaluation of Aquila’s worth as a merger/acquisition candidate;

(b) take all appropriate steps to enhance Aquila’s value and attractiveness as a merger/acquisition candidate;

(c) take all appropriate steps to effectively expose Aquila to the marketplace in an effort to create an active auction for Aquila;

(d) disclose to the Company’s stockholders all relevant information;

(e) act independently so that the interests of Aquila’s public stockholders will be protected; and

(f) adequately ensure that no conflicts of interest exist between defendants’ own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of Aquila’s public stockholders.

55. Defendants also failed to provide material information relating to its meeting with S&P, not only to the Company’s public shareholders, but also to potentially-interested bidders for Aquila.

56. By virtue of the foregoing, defendants have breached fiduciary duties to Aquila’s shareholders, who have been harmed.

57. Plaintiffs have no adequate remedy at law.

WHEREFORE, Plaintiffs demand judgment as follows:

A. declaring this to be a proper class action and naming Plaintiffs as Class representatives;

B. granting preliminary and permanent injunctive relief against the consummation of the Transaction as described herein;

C. in the event the Transaction is consummated, rescinding the Transaction and awarding rescissory damages;

D. ordering Defendants to fully disclose all material information regarding the Transaction;

E. ordering Defendants to pay to Plaintiffs and to other members of the Class all damages suffered and to be suffered by them as the result of the acts and transactions alleged herein;

F. awarding Plaintiffs the costs and disbursements of the action including allowances for Plaintiff’s reasonable attorneys’ and experts’ fees; and

G. granting such other and further relief as may be just and proper.

Dated: April 16, 2007.

ROSENTHAL, MONHAIT
& GODDESS, P.A.

By: /s/ Norman M. Monhait
Norman M. Monhait (#1040)
919 Market Street, Suite 1401
Citizens Bank Center
P.O. Box 1070
Wilmington, DE 19899-1070
(302) 656-4433

Attorneys for Plaintiffs

OF COUNSEL:

LABATON SUCHAROW & RUDOFF LLP
100 Park Avenue
New York, New York 10017
(212) 907-0700
(212) 818-0477 fax

Exhibit C

PRESS RELEASE

4/16/2007
FOR IMMEDIATE RELEASE

PIRATE CAPITAL FILES CLASS ACTION LAWSUIT AGAINST AQUILA, INC.

Norwalk, Conn., April 16, 2007 (PRIME NEWSWIRE) - Pirate Capital LLC today filed a class action lawsuit against the Board of Directors of Aquila, Inc. (“Aquila”). Pirate alleges breaches of fiduciary duties related to the process and structure of the proposed transaction with Great Plains Energy, Inc. (“Great Plains”), as well as conflicts of interest. A copy of the complaint can be viewed at www.badaquiladeal.com. According to Pirate’s presentation relating to the transaction, which is also available on the website, Great Plains “negotiated a sweetheart deal for control of Aquila.” Pirate has asserted its adamant opposition to the deal with Great Plains since the deal was announced on February 7, 2006, and instead recommends that Aquila accept only the transaction with Black Hills Corporation and continue to operate as a stand-alone company. According to Pirate’s presentation, Aquila “will be an investment grade, Missouri electric utility play with EBITDA growth rates in excess of 20.0% per year compared to the current junk-rated disparate mix of assets providing barely 10.0% annualized growth.” Pirate values the company at $5.00-5.50 per share.

Pirate Capital received over 15,000 hits to www.badaquiladeal.com within the first week of operation. In addition, the free t-shirts Pirate was offering ran out within hours. Pirate has recently posted the complaint on the website as well as shareholder responses.

Thomas R. Hudson Jr., Manager of Pirate Capital, stated, “We are very pleased with the level of support we have received thus far, and we will continue to work vigorously to ensure that this deal is voted down. A clear signal must be sent to management and the Board. We strongly encourage all Aquila shareholders to vote against the deal in its current form and to withhold their votes for the directors who are up for re-election at Aquila’s annual meeting scheduled for May 2, 2007.”

About Pirate Capital
Pirate Capital serves as the investment advisor to four event-driven hedge funds: Jolly Roger Fund LP, Jolly Roger Offshore Fund LTD, Jolly Roger Activist Fund LP and Jolly Roger Activist Fund LTD. Pirate Capital is registered with the Securities and Exchange Commission as an investment advisor under the Investment Advisers Act of 1940.

Contact:

Isa Bolotin
Director of Client Services
Pirate Capital LLC
203-854-1100

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY PIRATE CAPITAL, MR. HUDSON AND THE FUNDS (AS DEFINED BELOW) FROM THE STOCKHOLDERS OF AQUILA FOR USE AT ITS STOCKHOLDERS MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO PIRATE CAPITAL, MR. HUDSON AND THE FUNDS IN CONNECTION WITH ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT, A FORM OF PROXY AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES, WHICH MAY BE MAILED TO STOCKHOLDERS OF AQUILA, WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING US AT PIRATE CAPITAL LLC, 200 CONNECTICUT AVENUE, NORWALK, CT 06854, PHONE NO. (203) 854-1100.

Jolly Roger Fund LP (the “Fund”) is the beneficial owner of 42,595 shares of common stock (“Shares”) of Aquila. Pirate Capital is the general partner of the Fund. By virtue of its position as general partner of the Fund, Pirate Capital has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 42,595 Shares held by the Fund. By virtue of agreements with Jolly Roger Offshore Fund LTD (the “Offshore Fund”) and Jolly Roger Activist Portfolio Company LTD (the “Activist Fund”, and together with the Fund and the Offshore Fund, the "Funds"), Pirate Capital has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 17,514,375 Shares held by the Offshore Fund and the Activist Fund. By virtue of his position as sole Manager of Pirate Capital, Thomas R. Hudson Jr. is deemed to have shared voting power and shared dispositive power with respect to all Shares as to which Pirate Capital has voting power or dispositive power. Accordingly, Pirate Capital and Mr. Hudson are deemed to have shared voting and shared dispositive power with respect to an aggregate of 17,556,970 Shares, constituting approximately 4.7% of the Shares outstanding. Decisions to buy or sell securities for the Funds are based on a variety of factors, including assessments of individual securities, the individual portfolios and the market as a whole.  Thus the Funds may sell some or all of their holdings of particular securities, including the Shares at any time.  The Funds also may add to their existing holdings of securities or acquire different securities at any time. Pirate Capital has filed a class action lawsuit against the Company, the members of the Company’s Board of Directors and Great Plains alleging, among other things, that the defendants breached their fiduciary duties in connection with the recently announced transaction with Great Plains. The principal address of each of Mr. Hudson, Pirate Capital and the Funds is 200 Connecticut Avenue, 4th Floor, Norwalk, Connecticut 06854.